Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investors: Rainey Mancini rmancini@estee.com Media: Jill Marvin jimarvin@estee.com

THE ESTÉE LAUDER COMPANIES REPORTS
OUTSTANDING FISCAL 2021 SECOND QUARTER RESULTS

Net Sales Increased 5% and Diluted EPS Rose 56%

Net Sales Grew 3% and Adjusted Diluted EPS Increased 21% in Constant Currency

The Company Plans to Resume Its Share Repurchase Program During the Second Half

New York, February 5, 2021 - The Estée Lauder Companies Inc. (NYSE: EL) today reported net sales of $4.85 billion for its second quarter ended December 31, 2020, an increase of 5% on a reported basis, and 3% in constant currency, from $4.62 billion in the prior-year period. Incremental net sales from the Company’s acquisition of Have&Be Co. Ltd. (“Dr. Jart+”) contributed approximately 3 percentage points of net sales growth. The Asia/Pacific region, travel retail and global online net sales growth was partially offset by lower foot traffic in open stores and, to a lesser extent, temporary retail store closures attributable to COVID-19.

The Company reported net earnings of $873 million, compared with net earnings of $557 million in the prior-year period. Diluted net earnings per common share was $2.37, compared with $1.52 reported in the prior-year period. Excluding the benefit of currency translation, adjusted diluted earnings per common share, which excludes items detailed on page 3, increased 21%.

Fabrizio Freda, President and Chief Executive Officer said, “We are proud to have returned to growth in our second quarter, earlier than we anticipated, demonstrating the enduring success of our multiple engines of growth strategy. The powerful engines of Skin Care, Fragrance, Asia/Pacific, Travel Retail in Asia, and global Online fueled our performance despite the increasing complexity of the pandemic.

Ten of our brands grew, signifying the broad-based strength of our portfolio, hero products and innovation, led by double-digit sales growth from the Estée Lauder and La Mer brands. For holiday and key shopping events, we welcomed new consumers and deepened relationships with existing consumers. We successfully combined technology and data with our talented beauty advisors to deliver high-touch services, enriching the online shopping experience. We invested in our growth engines and employed strict cost discipline in other areas, driving double-digit adjusted earnings growth.”

Freda emphasized, “Our performance this quarter gives us confidence, as we delivered strong sales and earnings growth amid the pandemic while living our company values and investing in technology for new capabilities to support accelerating growth drivers. We still expect to deliver sequentially improving sales growth each quarter for the remainder of fiscal 2021 as we continue driving recovery.”

COVID-19 Update
The COVID-19 pandemic continued to cause significant disruption in the Company’s operating environment, temporarily impacting retail traffic and certain consumer preferences in the second quarter of fiscal 2021. The resurgence of COVID-19 cases later in the quarter in various parts of the world led to renewed government restrictions to prevent further spread of the virus. These restrictions included the temporary closure of businesses deemed "non-essential," curtailment of travel, social distancing and quarantines.

Retail Impact
Most brick-and-mortar retail stores globally that sell the Company’s products, whether operated by the Company or its customers, were open during the second quarter, although consumer traffic was significantly reduced as compared to the prior-year period and some retail stores were temporarily closed due to the resurgence of COVID-19 cases. In addition, international travel has remained largely curtailed globally due to both government restrictions and consumer health concerns that continue to adversely impact consumer traffic in most travel retail locations.

During the second quarter of fiscal 2021, online1 sales growth remained strong in every region as the Company and its retailers activated digital strategies to capture consumer demand online. Travel retail net sales rose single digits, driven by increasing travel within the Asia/Pacific region. Mainland China delivered strong growth, while Korea and several smaller markets in the Asia/Pacific region also grew and many other markets improved sequentially.

Consumer Preferences
The COVID-19-related closures of offices, retail stores and other businesses and the significant decline in social gatherings have also influenced consumer preferences and practices. Demand for skin care, fragrance and hair care products has generally been more resilient than the demand for makeup. Double-digit growth from Estée Lauder and La Mer during the second quarter of fiscal 2021 reflected the continued demand for innovative products within hero franchises. Consumers re-engaged with luxury and artisanal fragrances during the holiday season, contributing to double-digit total net sales growth from Le Labo and Editions de Parfums Frédéric Malle as well as solid increases from Jo Malone London and Tom Ford Beauty.

Cost Controls
In response to the ongoing impacts from COVID-19, the Company continues to implement strict cost control actions to effectively manage the changing business environment. These expense actions primarily included advertising and promotion activities, travel, meetings, consulting, and certain employee costs. The Company delivered strong operating margin expansion year-over-year reflecting operating leverage on higher net sales, the mix of sales and strict cost controls.

1Online sales discussed throughout includes sales of the Company’s products from its websites and third-party platforms, as well as estimated sales of the Company’s products sold through its retailers’ websites.

Fiscal 2021 Second Quarter Results
Adjusted diluted earnings per common share excludes restructuring and other charges and adjustments as detailed in the following table.

Reconciliation between GAAP and Non-GAAP (Unaudited)

	Three Months Ended December 31, 2020				Three Months Ended December 31
	Net Sales		Diluted Earnings Per Share (“EPS”)		Diluted EPS
	% Change	% Change, Constant Currency	% Change	% Change, Constant Currency	2020	2019
As Reported Results (1)	5%	3%	56%	52%	$2.37	$1.52
Restructuring and other charges					.08	.03
Changes in fair value of contingent consideration					(.01)	(.02)
Goodwill and other intangible asset impairments					.17	1.81
Other income					—	(1.23)
Non-GAAP		3%	24%		$2.61	$2.11
Impact of foreign currency on earnings per share					(.06)
Non-GAAP, constant currency earnings per share				21%	$2.55

(1)Represents GAAP, except Constant Currency percentages

The fluctuations in exchange rates between the U.S. dollar in relation to most currencies had a favorable impact on net sales and operating income in the Company’s product categories and regions outside of the United States. The Company’s reported effective tax rate in the fiscal 2021 second quarter was 14.9%, compared with 30.8% in the prior-year period. The lower tax rate was primarily attributable to the retroactive impact of the recently finalized global intangible low-taxed income (“GILTI”) U.S. tax regulations, as well as the impact of nondeductible goodwill charges recognized in the prior-year period.

Results by Product Category (Unaudited)

	Three Months Ended December 31
	Net Sales		Percentage Change		Operating Income (Loss)		Percentage Change
($ in millions)	2020	2019	Reported Basis	Constant Currency	2020	2019	Reported Basis
Skin Care	$2,819	$2,205	28%	25%	$928	$772	20%
Makeup	1,247	1,660	(25)	(26)	28	(611)	100+
Fragrance	618	581	6	5	141	97	45
Hair Care	154	162	(5)	(6)	4	12	(67)
Other	15	16	(6)	(19)	(1)	4	(100+)
Subtotal	4,853	4,624	5	3	1,100	274	100+%
Charges associated with restructuring and other activities	—	—			(37)	(13)
Total	$4,853	$4,624	5%	3%	$1,063	$261	100+%

Total reported operating income was $1.06 billion, an increase from $261 million in the prior-year period. Operating income increased 10% excluding (i) goodwill and other intangible asset impairments of $81 million related to GLAMGLOW compared with $777 million related to Too Faced, BECCA and Smashbox recorded in the prior-year period, (ii) restructuring and other charges and adjustments of $35 million compared with restructuring and other charges and adjustments of $6 million recorded in the prior-year period and (iii) the favorable impact of currency translation of $29 million. This increase largely reflected higher net sales as well as disciplined expense management throughout the business from cost containment actions taken in response to COVID-19.

Skin Care
•Skin care net sales grew strongly, led by Estée Lauder, La Mer and Clinique.
•Net sales of Dr. Jart+, which the Company acquired in December 2019, contributed approximately 7% to skin care net sales growth.
•Estée Lauder delivered strong double-digit growth, led by mainland China and travel retail. In mainland China, Estée Lauder was the top selling beauty brand on Tmall’s 11.11 Global Shopping Festival. The net sales growth was driven by the launch of the new Advanced Night Repair Synchronized Multi-Recovery Complex as well as consumer demand for other high-loyalty hero products.
•La Mer delivered double-digit growth in every region, led by Asia/Pacific, with significant strength in mainland China. Net sales in travel retail also grew strong double digits. La Mer’s growth was primarily driven by strong demand for its hero products, including Crème de la Mer, The Concentrate and The Treatment Lotion. La Mer was the top selling luxury beauty brand on Tmall’s 11.11 Global Shopping Festival. Targeted expanded consumer reach also contributed to growth.
•Clinique’s unique solution-based products had positive results, including Even Better Clinical Radical Dark Spot Corrector + Interrupter, the Acne Solutions line and its iconic 3-Step skin care system.
•Skin care operating income increased, primarily from higher net sales at Estée Lauder and La Mer, as well as cost containment in response to COVID-19.

Makeup
•Net sales in makeup declined at all brands. The effects of COVID-19 continued to disproportionately impact makeup usage in most markets, particularly foundation and lip.
•Makeup operating income increased, primarily reflecting impairments of several brands in the prior-year period.

Fragrance
•Net sales grew, primarily due to increases from Tom Ford Beauty, Jo Malone London, Clinique and Le Labo. Kilian Paris and Editions de Parfums Frédéric Malle also contributed to growth.
•Tom Ford Beauty delivered double-digit growth, reflecting the success of hero products, including Oud Wood and Ombre Leather, as well as the extension of the Black Orchid hero franchise with the Black Orchid Perfume launch. The launch of Bitter Peach and Rose Prick Private Blend fragrances also contributed to growth.

•Jo Malone London’s net sales increase primarily reflected strong holiday activations, key events, the success of certain hero product franchises and new product launches, including Scents for the Season. Strong online sales more than offset the decline in brick-and-mortar stores.
•Net sales from Le Labo rose double digits with growth in all regions. Net sales more than doubled in Asia/Pacific and online. Targeted expanded consumer reach also contributed to growth.
•Fragrance operating income increased, driven by higher net sales and disciplined expense management in response to COVID-19.

Hair Care
•Hair care net sales declined, primarily reflecting a decrease at Bumble and bumble driven by some temporary retail and salon closures due to COVID-19.
•Hair care operating income declined, primarily reflecting lower net sales.

Results by Geographic Region (Unaudited)

	Three Months Ended December 31
	Net Sales		Percentage Change		Operating Income (Loss)		Percentage Change
($ in millions)	2020	2019	Reported Basis	Constant Currency	2020	2019	Reported Basis
The Americas	$1,048	$1,226	(15)%	(13)%	$36	$(529)	100+%
Europe, the Middle East & Africa	2,030	2,079	(2)	(3)	657	505	30
Asia/Pacific	1,775	1,319	35	27	407	298	37
Subtotal	4,853	4,624	5	3	1,100	274	100+%
Charges associated with restructuring and other activities	—	—			(37)	(13)
Total	$4,853	$4,624	5%	3%	$1,063	$261	100+%

The Americas
•Net sales declined in the region, but improved sequentially from the fiscal first quarter.
•Most retail locations throughout the region were open during the quarter although traffic continued to be soft, causing significant net sales declines in brick-and-mortar doors. In response, the Company and many retailers continued to migrate consumers online utilizing new and existing digital capabilities, which partially offset the brick-and-mortar declines.
•Online sales comprised more than half of total sales in The Americas, with strong double-digit growth. In North America, the Company’s online sales on Black Friday set a record high for that event.
•In North America, prestige beauty continued to be challenged by soft makeup sales, which impacted the Company’s makeup category results.
•As stores reopened, consumers have re-engaged with the sensorial experience in fragrance. That, coupled with increased demand for home fragrance led to double-digit growth in the fragrance category.
•Operating income in The Americas increased, primarily reflecting the year-over-year reduction of goodwill and other intangible asset impairments.

Europe, the Middle East & Africa
•In several markets, particularly in continental Europe and the United Kingdom, the resurgence of the COVID-19 outbreak led to increased government restrictions and store closures during the quarter. As a result, net sales declined in virtually every market, primarily driven by the United Kingdom and France, due to lower retail traffic from COVID-19.
•Online sales nearly doubled, reflecting the Company’s and many retailers’ increased focus on reaching consumers digitally and a very strong Cyber Week for the holidays.
•Net sales from the Company’s global travel retail business, which excludes travel retail sales from Dr. Jart+, increased single digits year-over-year. The adverse impacts from COVID-19 on international passenger traffic were more than offset by strong growth in Hainan and other Asia/Pacific destinations, partly reflecting increased duty-free purchase limits and the opening of some key travel corridors in Asia. Net sales grew from several brands including Estée Lauder, La Mer, Origins and, to a lesser extent, Le Labo and Kilian Paris. The increases were due to the continued success of certain hero franchises.
•Operating income increased, primarily driven by the growth in travel retail.

Asia/Pacific
•Net sales growth in mainland China, Korea and several smaller markets more than offset declines in the rest of the region.
•The Company continued to focus its investments on digital marketing, which drove strong double-digit online sales growth.
•In mainland China, net sales grew strong double digits, reflecting, in part, an outstanding performance related to the 11.11 Global Shopping Festival. The growth was led by skin care and fragrance, with the luxury brands outperforming. Sales increased double-digit in every channel, including both brick-and-mortar and online, with online representing more than half of total sales.
•Skin care and fragrance net sales grew strong double-digits in the region. Hair care net sales increased as well.
•Operating income increased, driven by higher net sales and disciplined expense management including cost mitigation strategies in response to COVID-19, partially offset by strategic investments in social selling to drive online.

Six-Month Results
•For the six months ended December 31, 2020, the Company reported net sales of $8.42 billion, a 1% decrease compared with $8.52 billion in the prior-year period. Net sales decreased 3% in constant currency.
•Net earnings were $1.40 billion, and diluted earnings per share was $3.79. In the prior-year six months, the Company reported net earnings of $1.15 billion and diluted earnings per share of $3.13.

•During the six-months ended December 31, 2020, the Company recorded restructuring and other charges, changes in contingent consideration and goodwill and other intangible asset impairments that, combined, totaled $125 million ($94 million after tax), equal to $.25 per diluted share. The prior-year period results include restructuring and other charges, changes in contingent consideration, goodwill and other intangible asset impairments and other income primarily related to a gain on a previously held equity investment in Have&Be Co. Ltd. that totaled $232 million ($238 million after tax), equal to $.65 per diluted share.
•Excluding restructuring and other charges and adjustments, adjusted diluted net earnings per common share for the six months ended December 31, 2020 was $4.04, and rose 5% in constant currency. For the six months ended December 31, 2020, the benefit of foreign currency translation on diluted net earnings per common share was $.06.

Cash Flows
•For the six months ended December 31, 2020, net cash flows provided by operating activities were $1.98 billion, favorable to the $1.26 billion in the prior-year period, primarily reflecting an improvement in working capital largely due to the timing and level of certain payables items. Share repurchases under the approved plan remained suspended during the second quarter.
•The Company ended the quarter with $5.55 billion in cash and cash equivalents after returning $368 million cash to stockholders through its dividend.

Outlook for Fiscal 2021 Third Quarter and Full Year
For the fiscal year, the Company expects to maintain momentum and continue to deliver sequentially improving sales growth. As the global recovery from the COVID-19 pandemic progresses, the Company plans to accelerate its investment in attractive opportunities, including a recovery of categories that were most affected by the pandemic. The Company plans to return to its long-term growth targets of 6% to 8% sales growth, 50 basis points of operating margin expansion and double-digit adjusted diluted earnings per share growth in constant currency after the recovery period from the pandemic.

In fiscal 2021, the Company is continuing to pursue several long-term strategic initiatives, among them rationalizing unproductive brick-and-mortar stores, increasing manufacturing capabilities, expanding the fulfillment capabilities of its online business, investing in the growth opportunity of Asia/Pacific and making progress on its citizenship, social impact and sustainability initiatives. The COVID-19 pandemic has significantly accelerated certain trends—most notably consumers’ adoption of the online channel—and as a result, the Company is quickly reallocating resources from certain unproductive brick-and-mortar stores, primarily in Europe and in North America, to investments in consumer-facing, high-touch online services, consumer data, information technology and other new brand-building distribution opportunities. We expect that this reallocation will also make the remaining brick-and-mortar footprint more productive and sustainable for the long term.

The Company is mindful that some retail locations in certain markets may not re-open, and there are likely to be lingering adverse global economic and social impacts. The Company is also mindful of other risks related to social, economic and political matters, including restructurings and bankruptcies in the retail industry, destocking and tighter working capital management by retailers, challenges for suppliers, geopolitical tensions, regulatory developments, global security issues, currency volatility, general economic challenges and changes in where and how consumers shop that is affecting consumer spending in certain countries, channels and travel corridors.

Third Quarter Fiscal 2021

Sales Outlook
•Reported net sales are forecasted to increase between 13% and 14% versus the prior-year period.
•Excluding the impact of currency, net sales are forecasted to increase between 10% and 11%.

Earnings per Share Outlook
•Reported diluted net earnings per common share are projected to be between $.99 and $1.11. Excluding restructuring and other charges and adjustments, diluted net earnings per common share are projected to be between $1.10 and $1.20.
•Adjusted diluted earnings per common share are expected to increase between 26% and 38% on a constant currency basis.
◦Currency exchange rates are volatile and difficult to predict. Using December 31, 2020 spot rates for the third quarter of fiscal 2021, the currency benefit equates to about $.03 of diluted earnings per share.
◦The Company expects to take charges associated with previously approved restructuring and other activities.
▪Leading Beauty Forward programs are nearing completion. Charges are estimated to be between approximately $15 million to $20 million, equal to $.03 to $.04 per diluted common share.
▪Under the Post-COVID Business Acceleration Program, the Company estimates charges of approximately $30 million to $35 million, equal to $.06 to $.07 per diluted common share, including the already approved closures of underperforming retail locations and counters in the Company’s travel retail network and in Latin America. The Company continues to evaluate further actions under the program.

Full Year Fiscal 2021

Given the recent surge of COVID-19 infections globally and the uncertainty around the timing, speed and duration of the recovery from the adverse impacts of COVID-19, the Company is not providing specific sales and EPS guidance for the fiscal 2021 full year. The Company will continue to pursue cost savings, but expects that some expenses will be returning in the coming months including in-store and office costs. These costs will also reflect expenses to protect employees and consumers as they return to the Company’s facilities and retail locations. In addition, the Company expects to invest in areas to support the recovery, including advertising, online and supply chain, to both drive growth in areas of opportunity and help nurture emerging trends in the rest of the business. The Company is confident it is well-positioned to facilitate the recovery in fiscal 2021 and fiscal 2022 as the market dynamics support it.

Reconciliation between GAAP and Non-GAAP (Unaudited)

	Three Months Ending March 31, 2021 (F)				Three Months Ending March 31
	Net Sales Growth		Diluted EPS Growth		Diluted Earnings/(Loss) Per Share
	%	%, Constant Currency	%	%, Constant Currency	2021 (F)	2020
Forecast / Actual Results (1)	13%-14%	10%-11%	100+%	100+%	$.99-$1.11	$(.02)
Non-GAAP
Restructuring and other charges					.09-.11	.05
Changes in fair value of contingent consideration					—	(.01)
Goodwill, other intangible and long-lived asset impairments					—	.83
Non-GAAP			30%-42%		$1.10-$1.20	$.85
Impact of foreign currency on earnings per share					(.03)
Forecasted constant currency net sales growth and earnings per share				26%-38%	$1.07-$1.17
(1)Represents GAAP, except Constant Currency percentages; includes restructuring and other charges and adjustments
(F)Represents forecast

Conference Call The Estée Lauder Companies will host a conference call at 9:30 a.m. (ET) today, February 5, 2021 to discuss its results. The dial-in number for the call is 888-294-4716 in the U.S. or 706-902-0101 internationally (conference ID number: 1484229). The call will also be webcast live at http://www.elcompanies.com/investors/events-and-presentations.

Cautionary Note Regarding Forward-Looking Statements
Statements in this press release, in particular those in “Outlook for Fiscal 2021 Third Quarter and Full Year,” as well as remarks by the CEO and other members of management, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may address our expectations regarding sales, earnings or other future financial performance and liquidity, other performance measures, product introductions, entry into new geographic regions, information technology initiatives, new methods of sale, our long-term strategy, restructuring and other charges and resulting cost savings, and future operations or operating results. These statements may contain words like “expect,” “will,” “will likely result,” “would,” “believe,” “estimate,” “planned,” “plans,” “intends,” “may,” “should,” “could,” “anticipate,” “estimate,” “project,” “projected,” “forecast,” and “forecasted” or similar expressions.

Factors that could cause actual results to differ materially from our forward-looking statements include the following:

(1)increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses;
(2)the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;
(3)consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and our inability to collect receivables;
(4)destocking and tighter working capital management by retailers;
(5)the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or the scope, of advertising, sampling and merchandising programs;
(6)shifts in the preferences of consumers as to where and how they shop;

(7)social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;
(8)changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;
(9)foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;
(10)changes in global or local conditions, including those due to the volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;
(11)impacts attributable to the COVID-19 pandemic, including disruptions to our global business;
(12)shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture the Company’s products or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of information technology initiatives, or by restructurings;
(13)real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;
(14)changes in product mix to products which are less profitable;
(15)the Company’s ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within the Company’s cost estimates and the Company’s ability to maintain continuous operations of such systems and the security of data and other information that may be stored in such systems or other systems or media;
(16)the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;
(17)consequences attributable to local or international conflicts around the world, as well as from any terrorist action, retaliation and the threat of further action or retaliation;
(18)the timing and impact of acquisitions, investments and divestitures; and
(19)additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2020.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. The Company’s products are sold in approximately 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Lab Series, Origins, Tommy Hilfiger, M·A·C, La Mer, Bobbi Brown, Donna Karan New York, DKNY, Aveda, Jo Malone London, Bumble and bumble, Michael Kors, Darphin, Tom Ford Beauty, Smashbox, Ermenegildo Zegna, AERIN, RODIN olio lusso, Le Labo, Editions de Parfums Frédéric Malle, GLAMGLOW, Kilian Paris, BECCA, Too Faced and Dr. Jart+.

ELC-F
ELC-E

CONSOLIDATED STATEMENT OF EARNINGS (Unaudited)

	Three Months Ended December 31		Percentage Change	Six Months Ended December 31		Percentage Change
($ in millions, except per share data)	2020	2019		2020	2019
Net sales	$4,853	$4,624	5%	$8,415	$8,519	(1)%
Cost of sales	1,084	1,041	4	1,909	1,949	(2)
Gross profit	3,769	3,583	5	6,506	6,570	(1)
Gross margin	77.7%	77.5%		77.3%	77.1%

Operating expenses
Selling, general and administrative(A)	2,590	2,538	2	4,616	4,723	(2)
Restructuring and other charges (B)	35	7	100+	41	30	37
Goodwill impairment (C)	54	511	(89)	54	511	(89)
Impairment of other intangible assets (C)	27	266	(90)	27	266	(90)
Total operating expenses	2,706	3,322	(19)	4,738	5,530	(14)
Operating expense margin	55.8%	71.8%		56.3%	64.9%

Operating income	1,063	261	100+	1,768	1,040	70
Operating income margin	21.9%	5.6%		21.0%	12.2%

Interest expense	43	38	13	88	70	26
Interest income and investment income, net	17	13	31	31	27	15
Other components of net periodic benefit cost	7	1	100+	10	2	100+
Other income(D)	—	576	(100)	—	576	(100)
Earnings before income taxes	1,030	811	27	1,701	1,571	8
Provision for income taxes	153	250	(39)	299	412	(27)
Net earnings	877	561	56	1,402	1,159	21
Net earnings attributable to noncontrolling interests	(4)	(4)	—	(6)	(7)	14
Net earnings attributable to The Estée Lauder Companies Inc.	$873	$557	57%	$1,396	$1,152	21%

Net earnings attributable to The Estée Lauder Companies Inc. per common share
Basic	$2.40	$1.55	56%	$3.84	$3.19	20%
Diluted	$2.37	$1.52	56%	$3.79	$3.13	21%

Weighted-average common shares outstanding
Basic	363.0	360.2		363.4	360.8
Diluted	368.0	366.7		368.5	367.7

(A)The Company recorded $2 million (gross and net of tax) of income within selling, general and administrative expenses for the three and six months ended December 31, 2020 to reflect changes in the fair value of its contingent consideration related to its fiscal 2016 acquisition. During the three and six months ended December 31, 2019, the Company recorded $7 million ($6 million, net of tax) of income to reflect changes in the fair value of its contingent consideration related to certain of its fiscal 2015 and 2016 acquisitions.

(B)In May 2016, the Company announced a multi-year initiative (“Leading Beauty Forward”) to build on its strengths and better leverage its cost structure to free resources for investment to continue its growth momentum. Leading Beauty Forward is designed to enhance the Company’s go-to-market capabilities, reinforce its leadership in global prestige beauty and continue creating sustainable value. As of June 30, 2019, the Company concluded the approvals of all major initiatives under Leading Beauty Forward related to the optimization of select corporate functions, supply chain activities, and corporate and regional market support structures, as well as the exit of underperforming businesses, and expects to substantially complete those initiatives through fiscal 2021. Inclusive of approvals from inception through June 30, 2019, the Company estimates that Leading Beauty Forward may result in related restructuring and other charges totaling between $950 million and $990 million, before taxes, consisting of employee-related costs, asset write-offs and other costs to implement these initiatives. After its full implementation, the Company expects Leading Beauty Forward to yield annual net benefits, primarily in Selling, general and administrative expenses and, to a lesser extent, Cost of sales, of between $425 million and $475 million, before taxes. These savings can be used to improve margin, mitigate risk and invest in future growth initiatives.

In August 2020, the Company announced a two-year restructuring program, Post-COVID Business Acceleration Program (the “PCBA Program”), designed to resize its business against the dramatic shifts to its distribution landscape and consumer behaviors in the wake of the COVID-19 pandemic. The PCBA Program will help improve efficiency and effectiveness by rebalancing resources to growth areas of prestige beauty. It will further strengthen the Company by building upon the foundational capabilities in which the Company has invested. The PCBA Program’s main areas of focus include accelerating the shift to online with the realignment of the Company’s distribution network reflecting freestanding store and certain department store closures, with a focus on North America and Europe, the Middle East & Africa; the reduction in brick-and-mortar point of sale employees and related support staff; and the redesign of the Company’s regional branded marketing organizations, plus select opportunities in global brands and functions. This program is expected to position the Company to better execute its long-term strategy while strengthening its financial flexibility. The Company plans to approve specific initiatives under the PCBA Program through fiscal 2022 and expects to complete those initiatives through fiscal 2023. The Company expects that the PCBA Program will result in related restructuring and other charges totaling between $400 million and $500 million, before taxes.

(C)During November 2020, given the actual and the estimate of the potential future impacts relating to the uncertainty of the duration and severity of COVID-19 impacting the Company and lower than expected results from geographic expansion, the Company made further revisions to the internal forecasts relating to its GLAMGLOW reporting unit, triggering a need for an interim impairment review. As a result of this review, the Company recorded $81 million ($63 million, net of tax) of goodwill and other intangible asset impairments, with an impact of $.17 per common share for the three and six months ended December 31, 2020.

During December 2019, given the continuing declines in prestige makeup, generally in North America, and the ongoing competitive activity, the Company’s Too Faced, BECCA and Smashbox reporting units made revisions to their internal forecasts concurrent with the Company’s brand strategy review process, triggering a need for an interim impairment review. As a result of this review, the Company recorded $777 million ($663 million, net of tax) of goodwill and other intangible asset impairments, with an impact of $1.81 and $1.80 per common share for the three and six months ended December 31, 2019, respectively.

(D)In conjunction with the acquisition of the remaining equity interest in Have&Be Co. Ltd., the Company recorded a gain on its previously held equity method investment of $553 million (inclusive of the recognition of a previously unrealized foreign currency gain of $4 million, which was reclassified from accumulated other comprehensive income). The Company also recorded a $23 million foreign currency gain as a result of cash transferred to a foreign subsidiary for the purposes of making the closing payment. The total gain of $576 million had an impact of $1.23 and $1.22 per common share for the three and six months ended December 31, 2019, respectively.

Returns and Charges Associated With Restructuring and Other Activities and Other Adjustments (Unaudited)

	Three Months Ended December 31, 2020
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
Leading Beauty Forward	$—	$2	$(2)	$3	$3	$2	$.01
PCBA Program	—	—	34	—	34	24.07
Changes in fair value of contingent consideration	—	—	—	(2)	(2)	(2)	(.01)
Goodwill and other intangible asset impairments	—	—	—	81	81	63.17
Total	$—	$2	$32	$82	$116	$87	$.24

	Six Months Ended December 31, 2020
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
Leading Beauty Forward	$—	$5	$(10)	$5	$—	$—	$—
PCBA Program	—	—	46	—	46	33.09
Changes in fair value of contingent consideration	—	—	—	(2)	(2)	(2)	(.01)
Goodwill and other intangible asset impairments	—	—	—	81	81	63.17
Total	$—	$5	$36	$84	$125	$94	$.25

	Three Months Ended December 31, 2019
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
Leading Beauty Forward	$—	$6	$—	$7	$13	$10	$.03
Changes in fair value of contingent consideration	—	—	—	(7)	(7)	(6)	(.02)
Goodwill and other intangible asset impairments	—	—	—	777	777	663	1.81
Other income	—	—	—	(576)	(576)	(450)	(1.23)
Total	$—	$6	$—	$201	$207	$217	$.59

	Six Months Ended December 31, 2019
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
Leading Beauty Forward	$—	$8	$1	$29	$38	$31	$.09
Changes in fair value of contingent consideration	—	—	—	(7)	(7)	(6)	(.02)
Goodwill and other intangible asset impairments	—	—	—	777	777	663	1.80
Other income	—	—	—	(576)	(576)	(450)	(1.22)
Total	$—	$8	$1	$223	$232	$238	$.65

Results by Product Category (Unaudited)

	Six Months Ended December 31
	Net Sales		Percentage Change		Operating Income (Loss)		Percentage Change
($ in millions)	2020	2019	Reported Basis	Constant Currency	2020	2019	Reported Basis
Skin Care	$4,854	$4,047	20%	18%	$1,649	$1,404	17%
Makeup	2,225	3,103	(28)	(29)	(43)	(507)	92
Fragrance	1,024	1,043	(2)	(3)	201	163	23
Hair Care	290	298	(3)	(3)	7	12	(42)
Other	22	28	(21)	(25)	—	6	(100)
Subtotal	8,415	8,519	(1)	(3)	1,814	1,078	68
Charges associated with restructuring and other activities	—	—			(46)	(38)
Total	$8,415	$8,519	(1)%	(3)%	$1,768	$1,040	70%

Results by Geographic Region (Unaudited)

	Six Months Ended December 31
	Net Sales		Percentage Change		Operating Income (Loss)		Percentage Change
($ in millions)	2020	2019	Reported Basis	Constant Currency	2020	2019	Reported Basis
The Americas	$1,921	$2,386	(19)%	(18)%	$101	$(354)	100+%
Europe, the Middle East & Africa	3,570	3,756	(5)	(6)	1,068	882	21
Asia/Pacific	2,924	2,377	23	18	645	550	17
Subtotal	8,415	8,519	(1)	(3)	1,814	1,078	68
Charges associated with restructuring and other activities	—	—			(46)	(38)
Total	$8,415	$8,519	(1)%	(3)%	$1,768	$1,040	70%

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring and other activities, goodwill and other intangible asset impairments, the changes in the fair value of contingent consideration and other income. The following is a reconciliation between the non-GAAP financial measures and the most directly comparable GAAP measures for certain consolidated statements of earnings accounts before and after these items. The Company uses certain non-GAAP financial measures, among other financial measures, to evaluate its operating performance, which represent the way the Company conducts and views its business. Management believes that excluding certain items that are not comparable from period to period, or do not reflect the Company’s underlying ongoing business, provides transparency for such items and helps investors and others compare and analyze operating performance from period to period. In the future, the Company expects to incur charges or adjustments similar in nature to those presented below; however, the impact to the Company’s results in a given period may be highly variable and difficult to predict. Our non-GAAP financial measures may not be comparable to similarly titled measures used by, or determined in a manner consistent with, other companies. While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States. Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations. Therefore, the Company presents certain net sales, operating results and diluted earnings per share information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. The Company calculates constant currency information by translating current-period results using prior-year period weighted-average foreign currency exchange rates and adjusting for the period-over-period impact of foreign currency cash flow hedging activities.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns, Charges and Other Adjustments (Unaudited)

	Three Months Ended December 31
	2020					2019			% Change
($ in millions, except per share data)	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Impact of Foreign Currency Translation	Non-GAAP, Constant Currency	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Non-GAAP	Non-GAAP, Constant Currency
Net sales	$4,853	$—	$4,853	$(102)	$4,751	$4,624	$—	$4,624	5%	3%
Cost of sales	1,084	(2)	1,082	(17)	1,065	1,041	(6)	1,035
Gross profit	3,769	2	3,771	(85)	3,686	3,583	6	3,589	5%	3%
Gross margin	77.7%		77.7%		77.6%	77.5%		77.6%

Operating expenses	2,706	(114)	2,592	(55)	2,537	3,322	(777)	2,545	2%	—%
Operating expense margin	55.8%		53.4%		53.4%	71.8%		55.0%
Operating income	1,063	116	1,179	(30)	1,149	261	783	1,044	13%	10%
Operating income margin	21.9%		24.3%		24.2%	5.6%		22.6%

Other income	—	—	—	—	—	576	(576)	—	—	—
Provision for income taxes	153	29	182	(7)	175	250	(10)	240	(24)%	(27)%

Net earnings attributable to The Estée Lauder Companies Inc.	$873	$87	$960	$(23)	$937	$557	$217	$774	24%	21%
Diluted EPS	$2.37	$.24	$2.61	$(.06)	$2.55	$1.52	$.59	$2.11	24%	21%

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns, Charges and Other Adjustments (Unaudited)

	Six Months Ended December 31
	2020					2019			% Change
($ in millions, except per share data)	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Impact of Foreign Currency Translation	Non-GAAP, Constant Currency	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Non-GAAP	Non-GAAP, Constant Currency
Net sales	$8,415	$—	$8,415	$(117)	$8,298	$8,519	$—	$8,519	(1)%	(3)%
Cost of sales	1,909	(5)	1,904	(19)	1,885	1,949	(8)	1,941
Gross profit	6,506	5	6,511	(98)	6,413	6,570	8	6,578	(1)%	(3)%
Gross margin	77.3%		77.4%		77.3%	77.1%		77.2%

Operating expenses	4,738	(120)	4,618	(69)	4,549	5,530	(800)	4,730	(2)%	(4)%
Operating expense margin	56.3%		54.9%		54.8%	64.9%		55.5%
Operating income	1,768	125	1,893	(29)	1,864	1,040	808	1,848	2%	1%
Operating income margin	21.0%		22.5%		22.5%	12.2%		21.7%

Other income	—	—	—	—	—	576	(576)	—	—	—
Provision for income taxes	299	31	330	(6)	324	412	(6)	406	(19)%	(20)%

Net earnings attributable to The Estée Lauder Companies Inc.	$1,396	$94	$1,490	$(24)	$1,466	$1,152	$238	$1,390	7%	5%
Diluted EPS	$3.79	$.25	$4.04	$(.06)	$3.98	$3.13	$.65	$3.78	7%	5%

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited, except where noted)

	December 31, 2020	June 30, 2020	December 31, 2019
($ in millions)		(Audited)
ASSETS

Cash and cash equivalents	$5,545	$5,022	$3,596
Accounts receivable, net	1,972	1,194	2,225
Inventory and promotional merchandise	2,116	2,062	2,058
Prepaid expenses and other current assets	658	614	469
Total current assets	10,291	8,892	8,348
Property, plant and equipment, net	2,142	2,055	2,086
Operating lease right-of-use assets	2,325	2,282	2,517
Other assets	4,837	4,552	4,986
Total assets	$19,595	$17,781	$17,937

LIABILITIES AND EQUITY

Current debt	$470	$1,222	$522
Accounts payable	1,299	1,177	1,137
Operating lease liabilities	387	375	369
Other accrued liabilities	3,264	2,405	2,925
Total current liabilities	5,420	5,179	4,953
Long-term debt	4,913	4,914	4,662
Long-term operating lease liabilities	2,314	2,278	2,318
Other noncurrent liabilities	1,492	1,448	1,403
Total noncurrent liabilities	8,719	8,640	8,383
Total equity	5,456	3,962	4,601
Total liabilities and equity	$19,595	$17,781	$17,937

SELECT CASH FLOW DATA (Unaudited)

	Six Months Ended December 31
($ in millions)	2020	2019
Net earnings	$1,402	$1,159
Adjustments to reconcile net earnings to net cash flows from operating activities:
Depreciation and amortization	316	287
Deferred income taxes	(49)	7
Other items	266	359
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(720)	(347)
Increase in inventory and promotional merchandise	67	31
Increase in other assets, net	(110)	(120)
Increase (decrease) in accounts payable and other liabilities, net	806	(121)
Net cash flows provided by operating activities	$1,978	$1,255

Other Investing and Financing Sources (Uses):
Capital expenditures	$(250)	$(291)
Payments for acquired businesses, net of cash acquired	(6)	(1,040)
Purchases of investments	(40)	(5)
Payments to acquire treasury stock	(102)	(813)
Dividends paid	(368)	(330)
Proceeds (repayments) of current debt, net	(747)	8
Proceeds (repayments) from issuance of long-term debt, net	(4)	1,775

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